NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 30, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 18, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On December 18, 2024, Aptiv PLC completed its Business Reorganization. The Business Reorganization resulted in each shareholder of Aptiv PLC (Old, CUSIP: G6095L109) receiving one share of Aptiv PLC (New, CUSIP: G3265R107), for each share of Aptiv PLC (old) held immediately prior to the Business Reorganization. The company will continue to trade on the New York Stock Exchange under the symbol APTV. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of Aptiv PLC (APTV old) and does not affect the continued listing on the NYSE of Aptiv PLC (APTV new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 18, 2024.